Exhibit 14.0

Code of Ethics:

Preamble:

Citizens First Financial Corp. and it subsidiaries (the “Company”) are judged by the collective and individual performance of its directors, officers and employees. Thus, we must recognize that our first duty to our customers, to our stockholders and to the public generally, is to act in all matters in a manner that merits public trust and confidence.

The following Code of Ethics (the “Code”) represents standards long followed by the Company. This Code is not all-inclusive and is not intended to be a substitute for good judgment, sense of honesty, fairness and decency concerning the basic principles of banking. Ultimately, the ethical conduct of the affairs of the Company depends upon the understanding and judgment of all employees. The Code applies to all directors, officers and employees of the Company.

Confidentiality

Respect for the privacy of the Company and its customers’ and employees’ affairs is a fundamental principle of banking and finance. The confidentially of business, financial and personal information merits the same care as does protection of their funds. The responsibility for such care rests with each officer, employee and director. Employees, officers and directors are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees, officers and directors of the Company who do not need the information to carry out their duties.

Corporate Opportunities

Employees, officers and directors of the Company are prohibited from personally benefiting from the use of corporate property, information or their position with the Company. They may not solicit for themselves anything of value from anyone in return for any property, business, service or confidential information of the Company; or accept anything of value from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Acceptance of a gift in recognition of an event or holiday is permitted as long as the gift, together with other gifts received from any one individual or company does not exceed $100 in any calendar year.

Conflicts of Interest

A conflict of interest may be defined as any situation in which a person’s private interests conflict or appear to conflict, or are otherwise incompatible with the official responsibilities of the person to the Company or any of its subsidiaries. Therefore, a conflict of interest would arise where any employee, officer or director or a relative has a personal interest, financial or other, in a customer, borrower, supplier, or other person or company dealing with the Company. Conflicts of interest can occur in situations of commitment of corporate funds, investments, purchase of assets, business activities, beneficiary designations, borrowing from customers, signature authority and lending practices with friends and relatives, to name a few. Each employee, officer or director must manage their personal and business affairs so as to avoid situations that might lead to conflict, or even the appearance of a conflict, between the employee’s, officer’s or director’s self-interest and their duty to the Company, its customers and its shareholders. In any such situation, the person must either disqualify himself from any activities concerning the conflicting interests or fully disclose to the Audit Committee of the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

Outside Activities

It is the policy of Citizens that no officer or employee is to have an outside interest or employment which encroaches on the time or attention which should be devoted to their corporate duties; adversely affects the quality of work performed; competes with the activities of the Company; involves any use of the equipment, supplies or facilities of the Company; infers sponsorship or support of the Company on behalf of the outside employment or organization; or adversely affects the good name of the Company. Examples of outside activities include fiduciary appointments, outside directorships, partnerships, sole proprietorships or other business entities, affiliate relations, political and church, charitable, educational, fraternal and civic activities. Exception to this policy can be made when it is clearly understood that outside activities are relevant to civic or professional organizations and other efforts that bring credit to the organization.

Insider Trading

Employees, officers and directors of Citizens are not permitted to buy, sell or otherwise participate in transactions involving Citizens common stock while in possession of material information concerning Citizens that has not been released to the general public. Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to invest in the security or, if the information were made public, would likely affect the price of the security.

Accuracy of Citizens’ Records

Employees, officers and directors are required to honestly and accurately record and report information to meet financial reporting, regulatory, tax and legal obligations. All business transactions must be properly and accurately recorded in a timely manner on Citizens’ books and records in accordance with applicable accounting, regulatory and legal requirements.

Protection and Proper Use of Citizens Assets

Employees, officers and directors should protect the Company’s assets (including data transmitted and stored electronically and computer resources) from theft, waste or loss and ensure their proper and efficient use.

Compliance with Laws, Rules and Regulations

The Company and its employees, officers and directors may be subject to penalties if they violate any laws. It is important that individuals are careful to ensure that those laws and regulations are fully complied with. Compliance with laws and regulations is everybody’s responsibility, and anyone who knowingly commits illegal acts will be subjected to disciplinary action, which may include termination and/or civil and criminal penalties.

The Code does not attempt to explain all laws, rules, regulations and policies applicable to the Company. Questions regarding these laws, rules, regulations or policies and how they apply to the Code should be directed to a representative of the Human Resources or Audit Department or the Audit Committee of the Board of Directors.

Administration and Waiver of Code

The Code shall be administered and monitored by the Human Resources Department of the Company. Any questions and further information on the Code should be directed to this department. Managers and supervisors of the Company are responsible for reviewing the Code with their subordinates each time it is revised.

Each officer and director of the Company will be expected to annually certify to the Human Resources Manager that they are familiar with and in compliance with the Code.

The Human Resources Manager shall promptly report to the Audit Committee of its Board of Directors all significant events that have occurred relating to this Code and shall make routine reports to the Board of Directors annually.

At the Company’s discretion and judgment, it may revise, withdraw or add any rules or procedures of the Code at any time in order to maintain safe and efficient operation of Citizens. Changes and amendments to the Code will be approved by the Company’s Board of Directors and disclosed or reported in compliance with any applicable regulations.

All employees, officers and directors are expected and encouraged to report any suspected violations of the Code or any statute or regulation to a representative of either the Human Resources or Audit Department or the Audit Committee of the Board of Directors. Cooperation by all directors, officers and employees in the investigation and resolution of any suspected violation is essential to the successful enforcement of the Code.

Any individual violating the Code is subject to appropriate disciplinary action, which may include dismissal and, if appropriate, civil and criminal penalties.

Generally there will be no waivers to the Code, however in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Human Resources Department. However, waivers for executive officers and directors must be determined by the Board of Directors of the Company. Any waiver and the grounds for such waiver for an executive officer or director shall be promptly disclosed to stockholders through a filing with the Securities and Exchange Commission on Form 8-K.

All directors, officers and employees are expected to read and understand this statement of policy and to review it periodically in order to be alert to situations that might involve, appear to involve, or have the potential to result in a violation of this Code. Any questions regarding the guidelines should be directed to Human Resources. This Code will be provided as a supplement to the Employee Handbook and is expected to be understood and complied with by all of the Company’s employees, officers and directors.

A policy statement describing the Code will be posted in each of the Company’s offices and placed in all Human Resources policy manuals.

Anyone who is unsure whether any activity would violate any of the requirements or standards set out in this Code should consult the Human Resources Manager or their supervisor.

CITIZENS FIRST FINANCIAL CORP.
SENIOR FINANCIAL OFFICERS
CODE OF ETHICS

The reputation of Citizens First Financial Corp. and its subsidiaries (“Citizens)” depends on accurate financial reporting and a sound system of internal accounting and controls. It is the responsibility of the chief executive officer, the chief financial officer, the principal accounting officer and the internal auditor (the “senior financial officers”) to maintain these standards. The honesty, integrity, sound judgment and adherence to applicable regulations and policies of the senior financial officers are required for the future success of Citizens. The Citizens First Financial Corp. Code of Ethics for Senior Financial Officers is intended to supplement the Citizens First Financial Corp. Code of Ethics.

Senior financial officers are required to:

1.	Perform their duties in an honest and ethical manner, including the resolution of actual or apparent conflicts of interest in personal and professional relationships.

2.	Comply with applicable laws, rules and regulations of federal, state and local governments and appropriate regulatory agencies.

3.	Establish appropriate systems, procedures and controls to ensure that business transactions are accurate and recorded on Citizens’ records in accordance with generally accepted accounting principles, corporate policies and appropriate regulatory guidelines and pronouncements. Ensure full, fair, timely and understandable disclosure in reports and documents prepared by Citizens.

4.	Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.

5.	Maintain the confidentiality of information acquired in the course of employment concerning Citizens, its customers and employees.

6.	Promptly report any possible violations of the Code of Ethics for Senior Financial Officers to a representative of the Human Resources Department, Internal Audit Department or Audit Committee of the Board of Directors.

Each senior financial officer is expected to adhere to both the Citizens First Financial Corp. Code of Ethics and Code of Ethics for Senior Financial Officers. Failure to comply with this policy may result in disciplinary action, up to and including termination of employment and/or civil and criminal penalties.

Citizens’ Board of Directors has the sole authority to approve any waiver from the Code of Ethics for Senior Financial Officers. Any waiver and the grounds for the waiver shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.

Any change to the Code of Ethics for Senior Financial Officers shall be promptly disclosed to Citizens’ stockholders.